Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardtronics, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-149245, 333-168804, and 333-149244) and Form S-3 (No. 333-210455) of Cardtronics, Inc. of our report dated February 22, 2016, except as to Notes 1, 7, and 20, which are as of May 13, 2016, with respect to the consolidated balance sheets of Cardtronics, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the Form 8-K of Cardtronics, Inc. dated May 13, 2016.

/s/ KPMG LLP

Houston, Texas

May 13, 2016